FOR IMMEDIATE RELEASE

RailAmerica, Inc. Appoints Two Members to its Board of Directors

JACKSONVILLE, Fla., April 14, 2010 – RailAmerica, Inc. (NYSE: RA) today announced the appointment of two additional members to its board of directors. Effective immediately, former AT&T Inc. executive Ray M. Robinson joins the board along with RailAmerica’s president and chief executive officer, John E. Giles.

Robinson, an experienced banking and telecommunications leader, will serve as a member of the RailAmerica Nominating, Corporate Governance and Conflicts Committee and the Compensation Committee. He retired from AT&T in 2003 as president of the southern region, and held additional senior-level positions throughout his 35-year tenure. Robinson is chairman of the board of Citizens Trust Bank and has served in that capacity since May 2003. He also is a director of AMR Corp. and its wholly-owned, principal subsidiary, American Airlines; Avnet, Inc.; Acuity Brands, Inc. and Aaron’s, Inc., and previously served as a director of ChoicePoint, Inc. and Mirant Corp.

RailAmerica’s president and chief executive officer since February 2007, Giles recently guided the company through its initial public offering in October 2009. He began his 40-year career in the rail industry with a predecessor of CSX Transportation (CSXT) before joining the transportation department of the Elgin, Joliet & Eastern Railway Co. Giles furthered his leadership credentials through senior management roles within CSXT’s operations, marketing and strategic planning departments, and with Great Lakes Transportation, LLC, as president and chief executive officer from 2001 to 2004. He also has served as a director or advisor for several non-profit organizations and rail industry groups, including the Indiana Rail Road Co., the Lake Carriers’ Association, National Freight Transportation Association and INROADS.

RailAmerica, Inc. owns and operates short line and regional freight railroads in North America, operating a portfolio of 40 individual railroads with approximately 7,400 miles of track in 27 U.S. states and three Canadian provinces.

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